Exhibit 21.1

SUBSIDIARIES OF ESTABLISHMENT KODIAK SCIENCES INC.

Name of Subsidiary	Jurisdiction of Organization
Kodiak Sciences GmbH	Switzerland
Kodiak Sciences Financing Corporation	United States